Exhibit 99.1

Tristar Acquisition I Corp. Announces the Separate Trading of its Common Stock and Warrants

Commencing December 6, 2021

ATLANTA — December 2, 2021 — Tristar Acquisition I Corp. (NYSE: TRIS.U) (the “Company” or “Tristar”) today announced that holders of the Company’s units may elect to separately trade the Class A ordinary shares and warrants underlying such units commencing on December 6, 2021. Each unit consists of one Class A ordinary share and one-half (1/2) of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share. For each unit, one Class A ordinary share and one-half (1/2) of one warrant will be issued. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. Accordingly, unless a holder of public units owns and separates in increments of two units, such holder will receive and be able to trade only whole warrants (to the extent that the holder owns and separates in increments of more than one unit), and will forfeit any fractional warrants upon separation of the units.

Those units not separated will continue to trade under the symbol “TRIS.U.” The Class A ordinary shares and warrants are expected to trade under the symbols “TRIS” and “TRIS.WS,” respectively. Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Wells Fargo Securities, LLC acted as the sole book-running manager for the offering and Wells Fargo Securities, LLC and Loop Capital Markets LLC (collectively, the “Underwriters”) acted as co-managers for the offering.

A registration statement relating to the offering of the units and the underlying securities has been filed by the Company and was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 13, 2021. Additionally, the Underwriters exercised their over-allotment option for the purchase of 3,000,000 units.

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Wells Fargo Securities, LLC, 500 West 33rd Street, New York, NY 10001, Attn: Equity Syndicate Department, at 800-326-5897, or emailing a request to cmclientsupport@wellsfargo.com. A copy of the registration statement can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Note Concerning Forward Looking Statements

This news release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Tristar Acquisition I Corp.

Tristar Acquisition I Corp. is a special purpose acquisition company (“SPAC”) focused on the telecommunications industry and is seeking to partner with a company that unlocks opportunity at the intersection of connectivity and telecom infrastructure, while addressing the urgent need for network improvement and expansion. The Company aims to effect a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities in the telecommunications space. Tristar is led by Billy Mounger, who brings more than 35 years of industry experience building and leading wireless and telecommunication companies. The Tristar management team and board combines extensive telecom industry experience with deep expertise in mergers and acquisitions. For more information, visit http://tristaracq.com.

MEDIA CONTACT

Prosek Partners

Amalia Lytle / Aidan O’Connor / Alex Jorgensen

Tristaraprosek.com